EXHIBIT H
                            Lawrence B. Seidman, Esq.
                              Koll Executive Center
                                 100 Misty Lane
                                 P. O. Box 5430
                              Parsippany, NJ 07054
                                 (973) 560-1400
                                   May 8, 1998

          The following are the terms and conditions in reference to the investment account for the purchase of publicly traded bank and thrift stocks:

          1. A brokerage account will be opened at Bear Stearns & Company, Tucker Anthony Co. in the name of CROWN Associates L.L.C.

          2. The account will be a discretionary account with Larry Seidman having a revocable Power of Attorney to buy and sell stock in said account provided all funds deposited into the account are for CROWN Associates L.L.C. and all stock purchased in the account is in the name of CROWN Associates L.L.C.

          3. The account will be funded after purchase of stock with a maximum of $2,000,000 and will not be margined.

          4. Only shares of publicly traded bank and thrift stocks with their principal operations located in New Jersey may be purchased. I will notify Richard Stadtmauer, in writing, when I commence the purchase of the stock of any individual entity.

          5. CROWN Associates, L.L.C. shall have the right to terminate the relationship twenty-four months after the account is initially funded or in the event of a breach by Larry Seidman of this Agreement.

          6.  Upon  such   termination,   my  discretion   shall  be  terminated
     automatically.

          7. My compensation shall be 1/4 of 1% of the value of the assets in the account computed as of the last day of each calendar quarter, but not to exceed $5,000 per quarter. An incentive fee will be paid me equal to 20% of the net profits earned in the account as of the termination date whether same shall be the two year anniversary date or later if agreed to between the parties. 100% of all funds shall go to CROWN Associates L.L.C. untiL 100% of the capital plus a 8% annual cumulative return (the "Hurdle") is returned to Crown Associates, L.L.C., and then the division shall be 80% to CROWN Associates L.L.C. and 20% to Larry Seidman.
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          8. Net,  if any in excess of the  hurdle,  shall be  defined to be the amount earned in the account after the "Hurdle" and without regard to cash dividends. Cash dividends shall be the property of CROWN Associates L.L.C. and shall not be included in net profits.

          9. I shall have the sole right to vote the shares in the account until termination of may Power of Attorney.

          10. In the event any portion of this agreement is not in compliance with law, then CROWN Associates L.L.C. shall have the sole right to terminate this letter, and an accounting shall be done based upon the above quoted administrative fee and profit participation to the date of the termination.
                                                     Very truly yours,




                                                     LAWRENCE B. SEIDMAN


AGREED AND ACCEPTED:



By:      Richard Stadtmauer Pres.
         CROWN Associates L.L.C.